Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports a Profitable First Quarter 2010, Continued Improvement in the Net Interest Margin, and

Continued Focus on Credit Quality

May 4, 2010, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (Nasdaq FCVA), (the bank holding company for First Capital Bank) announced today net income of $352 thousand or $.06 per diluted share for the three months ending March 31, 2010. This compared to a net income of $102 thousand or $.03 per diluted share for the same period in 2009. This represents a 244% increase in quarter over quarter earnings.

John Presley, Managing Director and CEO of First Capital Bancorp stated “We started the year 2010 cautiously optimistic that we had positioned our company for future success. We are encouraged by the earnings power of our company and the fact that we were able to endure some stress to our loan portfolio in the first quarter and still return income to our shareholders, we remain encouraged about our prospects for 2010.”

The company’s loan portfolio continues to exhibit satisfactory performance, relative to the industry. However, the company did experience some deterioration in both its loans past due 30 to 90 days and in its nonperforming loans during the quarter. At March 31, 2010 the company had approximately $4.4 million in loans past due 30 – 89 days representing 1.07% of the total portfolio. In addition, the Company has approximately $13.2 million of nonperforming loans (approximately $3.4 million were restructured loans now making interest payments and approximately $3.3 million were loans past due 90 days and still accruing interest in which we expect to collect both principal and interest in entirety) and approximately $3.0 million of Other Real Estate Owned.

The Company continues to take an aggressive stance as it relates to its non performing loans and troubled assets. During the first quarter of 2010 the company adjusted its carrying value of other Real Estate Owned by $353 thousand to better reflect the market value of those assets. Furthermore, subsequent to quarter end the company has entered into contracts to sell approximately $1.3 million of Assets classified as either Non Accrual Loans or Other Real Estate Owned. In addition, the company is aggressively working one lending relationship of approximately $3.3 million that is 90 days past due and still accruing interest. We are well secured on this loan and expect to collect it in full. We expect these efforts to decrease the current balances of non performing loans to $9.3 million and Other Real Estate Owned to $2.3 million.

The provision for loan losses was $461 thousand for the three months ended March 31, 2010 compared to $215 thousand for the same period in 2009. Net Charge-offs for the quarter totaled $262 thousand which compares to Net Charge-offs of $196 thousand for the same period last year. The Allowance for Loan Losses totaled $6.8 million at March 31, 2010 or 1.65% of total loans. This compares to $5.1 million or 1.34% of total loans March 31, 2009.

First Capital Bank President and CEO Bob Watts, noted, “I want to thank our teammates and customers for continuing to battle in these difficult times. While we have seen some positive indications the economy may be turning around, we have also seen the stress it has put on our customers. As a result we have seen a spike in non performing loans at the end of this quarter, however we are encouraged by the increased activity seen in the month of April that has already had positive effects on those numbers.”

Total assets at March 31, 2010 were $536.7 million, up $63.7 million, or 13.5%, from the same period in 2009. Total loans increased $33.2 million to $406.4 million, up 8.9% from the same period in 2009. Deposits increased $45.9 million to $423.1 million, up 12.2% from the same period in 2009. The strong deposit growth was a strategic initiative of the Bank.

The Company’s capital position remains strong as Stockholders Equity increased $11.7 million, up 33.4% from March 31, 2009 most of which was a result of the company participating in the Government’s Troubled Asset Relief Program which added $10.9 million in preferred stock to the company’s Stockholders Equity. At March 31, 2010, the Company exceeded all regulatory capital requirements, with total Risk Based Capital 13.99% (10% qualifies banks as “well capitalized” by regulatory standards), Tier one capital of 12.26% and tangible common equity of 6.80%.

Net interest income increased 55.1% to $3.9 million for the three months ended March 31, 2010 compared to $2.5 million for the three months ended March 31, 2009. The increase in quarter over quarter net interest income was due to relatively stable loan portfolio yields and a decrease in total funding costs of approximately 110 basis points.

The Net Interest Margin improved to 3.22% for the quarter ended March 31, 2010 from 2.38% for the quarter ended March 31, 2009. The Net Interest Margin was 3.08% for the fourth quarter of 2009. We expect the Net Interest Margin to continue to slightly improve in the second quarter of 2010 as the rate environment continues to allow us to reduce funding costs.

Noninterest expense increased $860 thousand or 36.6% for the three months ended March 31, 2010 as compared to the same period in 2009. The majority of the increase can be attributed to three areas; one is attributable to the key additions to the lending and management team as Salaries and Employee benefits increased by $208 thousand for the three month period ending March 31, 2010. Secondly, the increase in FDIC premiums of $159 thousand over the first quarter of 2009. And lastly the write down of $352 thousand of assets carried in Other Real Estate Owned to better reflect the market value of those assets.

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Selected Operating Data:

Interest income	$6,610	$5,874
Interest expense	2,675	3,337

Net interest income	3,935	2,537
Provision for loan losses	461	215
Noninterest income	232	181
Noninterest expense	3,210	2,350

Income before income tax	496	153
Income tax expense	144	51

Net (loss) income	$352	$102

Less: Preferred dividends	$169	$—

Net income available to common shareholders	$183	$102

Income per share
Basic	$0.06	$0.03

Diluted	$0.06	$0.03

	Three Months Ended March 31,
	2010	2009
Balance Sheet Data:

Total assets	$536,655	$472,970
Loans, net	406,431	373,214
Deposits	423,053	377,088
Borrowings	63,235	58,612
Stockholders’ equity	46,906	35,169
Book value per share	$12.28	$11.84
Total shares outstanding	2,971,171	2,971,171

Asset Quality Ratios:
Allowance for loan losses	6,800	5,080
Nonperforming assets	16,245	8,227
Net charge-offs	262	196
Allowance for loan losses to total loans	1.65%	1.34%
Nonperforming assets % of total loans & OREO	3.90%	2.15%
Net charge-off to average loans	0.06%	0.05%

Selected Performance Ratios:
Return on average assets	0.27%	0.09%
Return on average equity	3.05%	1.18%
Net interest margin	3.22%	2.38%
Equity to assets	8.74%	7.44%

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